 EX‑35.3

(logo) CWCapital

ASSET MANAGEMENT

Annual Statement as to Compliance

For the Period of January 1, 2015 to December 31, 2015

WFRBS 2014-C22

In accordance with Item 1123 of Regulation AB and with the requirements detailed in §11.12 of the Pooling and Servicing Agreement (the “Agreement”) for the above-mentioned CMBS pool, (the “CMBS Pool”), CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A) a review of CWCAM’s activities during the preceding calendar year or portion thereof (the “Reporting Period”) and of CWCAM’s performance under the Agreement has been made under such officer’s supervision and;

(B) to the best of such officer’s knowledge, based on such review, CWCAM has fulfilled all its obligations under the Agreement in all material respects throughout the Reporting Period.

Should you have any questions, please do not hesitate to contact us.

Sincerely,

CWCapital Asset Management LLC

/s/ David B Iannarone

David B. Iannarone

President

7501 Wisconsin Avenue, Suite 500 West, Bethesda, MD 20814

www.cwcapital.com